CHANGE OF CONTROL AGREEMENT


         This CHANGE OF CONTROL AGREEMENT (this "AGREEMENT"), is made this 26th day of March, 1999, between Richard A. Santa ("EXECUTIVE") and Dynamic Materials Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

         WHEREAS, the Company wishes to assure itself of continuity of management in the event of any actual or threatened change in the control of the Company;

         WHEREAS, the Company believes it is important that Executive be able to assess and advise the Company whether supporting a change in control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company;

         WHEREAS, Executive has been employed by the Company and the Company wishes to demonstrate to Executive the Company's concern for his welfare.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                        ARTICLE I. OPERATION OF AGREEMENT

         1.1 This Agreement will be binding immediately upon its execution by the parties hereto, but will operate as an employment contract only during the "Term of Employment" as described below.

         1.2 The "Term of Employment" is the period beginning on the date of a "CHANGE OF CONTROL" and ending on the earliest of:

                  (a) Executive's 65th birthday,

                  (b) Executive's death,

                  (c) the date on which the Agreement terminates in accordance with paragraph 1.4 below, and

                  (d) the date on which all rights and obligations of the parties hereto have been satisfied in accordance with the terms of this Agreement.

Neither the expiration of the Term of Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.


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         1.3 "CHANGE OF CONTROL" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that without limitation, such a Change of Control shall be deemed to have occurred if:

                  (a) the Company has achieved net operating income for the four quarter period immediately prior to the occurrence of any of the events described in paragraph 1.3(b) below,

         and

                  (b) the occurrence of any of the following events:

                           (i) any person or group (as such terms are used in
connection with Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company in an amount sufficient to be deemed an Acquiring Person as defined in the Company's Rights Agreement dated as of January 8, 1999;

                           (ii) the Company is a party to a merger or
consolidation whereby 50% or more of the assets or outstanding shares of Common and Preferred Stock of the Company are transferred to an acquiror, other than a merger solely to effect reincorporation or a merger of the Company as to which stockholder approval is not required pursuant to Section 251(f) or 253 of the Delaware General Corporation Law;

                           (iii) sale, lease, exchange or other transfer of 50%
or more of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

                           (iv) during any period of 12 consecutive months,
individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

         Notwithstanding the foregoing provisions of this paragraph 1.3, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

         1.4 This Agreement shall terminate as of the first anniversary of the Change of Control.


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                             ARTICLE II. EMPLOYMENT

         2.1 The Company agrees to employ Executive throughout the Term of Employment as Vice President of Finance and Chief Financial Officer of the Company without materially reducing Executive's authority, status or salary below the level he possessed immediately prior to the Change of Control. The Company agrees that Executive's situs of employment will be within a 60 miles radius of such Executive's situs of employment immediately before the Change of Control.

         2.2 For purposes of this Agreement, employment by a subsidiary of the Company will be deemed to be employment by the Company, and the Company may cause its obligations hereunder to be discharged through such a subsidiary, provided that the Company will remain liable for the discharge of all such obligations and that the rights, benefits, authority, status and salary of the Executive are in no way diminished thereby. A subsidiary is any corporation of which more than 50% of the voting stock is owned by the Company or another subsidiary of the Company.

                           ARTICLE III. COMPENSATION

         3.1 The Company will pay as compensation to Executive for his services as an employee during the Term of Employment base annual salary and bonus, with similar performance goals, at a rate equal to or greater than the rate of base salary and bonus in effect for Executive immediately prior to the Change of Control as determined and approved by the Board of Directors in its customary capacity.

         3.2 In addition, for his services as an employee during the Term of Employment, Executive will:

                  (a) participate fully in the Company's stock option plan (and/or any successor plan);

                  (b) participate fully in all pension, profit sharing and similar benefit plans of the Company;

                  (c) participate fully, together with his dependents and beneficiaries, in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company;

                  (d) participate fully in any additional benefit plans offered by the Company to executives before or after the Change of Control; and

                  (e) receive fringe benefits (which shall not include any benefit referred to elsewhere in this Article 3) substantially equivalent to those provided to Executive immediately prior to the Change of Control as well as reimbursement, upon proper accounting, of reasonable expenses


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and disbursements incurred by Executive in the course of his duties, including, but not limited to, an automobile allowance and a mobile phone allowance.

         3.3 Amounts payable under this Article 3 for services rendered by Executive during his employment constitute reasonable compensation for such services. If any such amount (or, if by reason of such amount, any other amount in the nature of compensation payable to Executive) is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Company will pay to Executive in cash an additional amount necessary to cause the total payments (including the additional payment required by this paragraph 3.3) and benefits received by him under this Article 3 (net of all federal and state taxes, including all taxes payable under section 4999 of the Code) to be equal to the total payments and benefits Executive would have received under this Article 3 (net of all federal, state and local taxes) if section 4999 of the Code had not applied. This paragraph 3.3 does not apply to amounts payable under Article 4.

                      ARTICLE IV. TERMINATION OF EMPLOYMENT

         4.1 In the event Executive's employment is terminated by the Company during the Term of Employment for any reason other than "Cause" (as defined in paragraph 4.5 below) the Company will pay Executive a lump sum cash payment, payable within 10 days of his termination equal to one year of the Executive's annual base salary in effect immediately prior to his termination and an amount equal to the bonus earned by Executive in the fiscal year prior to the year in which such termination takes place. In addition, one hundred percent (100%) of all options to purchase Common Stock of the Company that are unvested at the time of such termination as determined in this paragraph 4.1 shall immediately vest and become exercisable.

         4.2 In the event of a termination described in paragraph 4.1 above, Executive together with his dependents and beneficiaries, will continue following his termination to participate fully in accordance with paragraph 3.2(c), (d) and (e) above in all life insurance plans, accident and health plans, other welfare plans, any additional benefit plans and any fringe benefits, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the first anniversary of his termination.

         The period of time between such a termination and the first anniversary of the Change of Control will be counted as service with the Company for purposes of any benefit plan of the Company in which Executive is participating at the time of the termination.

         4.3 (a) Upon the occurrence of any breach by the Company of this Agreement within the meaning of paragraph 4.3(b), below, Executive may give the Company written notice of his intention to resign effective the 30th day following the receipt of such notice. If the Company does not provide or determine a reasonably adequate remedy such breach within 30 days of the date of such notice, Executive's resignation will become effective on such 30th day. If Executive resigns in


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accordance with this paragraph during the Term of Employment, his employment will be deemed to have been terminated by the Company for reasons other than Cause [(and he will be deemed to have offered to continue to provide services to the Company),] and he will be entitled to all the payments and rights and benefits described in paragraphs 4.1 and 4.2, provided that such payments and rights and benefits will in no event be less than they would have been had such termination taken place on the date that the Company first breached this Agreement.

                  (b) The following events are breaches by the Company of this Agreement within the meaning of this paragraph 4.3(b):

                           (i) any material reduction of, or failure to pay, Executive's salary or bonus as described in paragraph 3.1 above;

                           (ii) any failure to provide the benefits required by paragraph 3.2 above or to make any payment that might be due in accordance with paragraph 3.3 above;

                           (iii) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by paragraph 2.1 above or any other action by the Company that results in a material diminution of such position or authority;

                           (iv) failure after a Change of Control to comply with and satisfy paragraph 7.1 or 7.2 below;

relocation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location outside a 60-mile radius of the Executive's place of work immediately prior to the Change of Control; and

                           (vi) without limiting the generality or effect of the foregoing, any other material breach of this Agreement by the Company or any successor thereto or transferee of substantially all the assets thereof.

         4.4 If Executive is dismissed by the Company for Cause, he will not be entitled to payments or benefits provided under paragraphs 4.1 or 4.2 above. "Cause" shall mean: (I) material and willful dishonesty with respect to the Company or its subsidiaries; (ii) material and willful misfeasance or nonfeasance of duty by the Executive intended to injure or having the effect of injuring in some material fashion the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees; (iii) the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company or any of its subsidiaries; (iv) the conviction of the Executive of any felony, any crime involving moral turpitude or any crime that could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries; and (v) continued substantial and repeated neglect of his duties as an Executive (including continued and prolonged absences from the Company's headquarters or Executive's


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prescribed post), gross negligence or willful misconduct in the performance of his duties, or substantial breaches of this Agreement or other agreement related to Executive's employment. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company.

         4.5 If Executive's employment is alleged to be terminated for Cause or if Executive's right to resign under paragraph 4.3 is disputed, Executive may initiate binding arbitration before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. Each Party agrees to pay its own costs and expenses relating to such arbitration or judicial proceeding, and share equally the costs of such arbitration or judicial proceeding.

         4.6 Termination of employment due to the death or total and permanent disability of Executive will not be considered a termination for purposes of this Article 4.

         4.7 If Executive dies following a termination of employment that entitled him to benefits under this Article 4 but prior to receipt of all such benefits:

                  (a) his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder; and

                  (b) his beneficiary or estate will be entitled to exercise options in accordance with paragraph 4.3 above and the terms of the options.

                      ARTICLE V. NO OBLIGATION TO MITIGATE

         5.1 There shall be no requirement on the Executive's part to seek other employment or otherwise mitigate in order to be entitled to the full amount of any payments or benefits hereunder.

         5.2 In the event Executive obtains other employment, Executive shall continue to be entitled to receive 25% of the full amount of any payments or benefits hereunder regardless of his subsequent level of compensation. In addition, Executive shall receive the difference between (i) the full amount of any payments or benefits due under this Agreement less (ii) the full amount of any payment or benefits from any other employment; provided, however, that {in no event shall} [IF] Executve receives payments or benefits in an amount greater than provided for in this Agreement, Executive shall be obligated to reimburse to the Company such amount pursuant to a schedule agreed to by the Company and Executive or, if a schedule cannot be agreed to, a reasonable schedule under the circumstances.


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                             ARTICLE VI. LIMITATION

         6.1 Notwithstanding any other provision of this Agreement, and except as provided in paragraph 6.2 below, the payments or benefits to which Executive will be entitled under Article 4 of this Agreement will be reduced to the extent necessary so that Executive will not be liable for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Code.

         6.2 The limitation of paragraph 6.1 will not apply if:

                  (a) the difference between

                           (i) the present value of all payments to which Executive is entitled under Article 4 of this Agreement determined without regard to paragraph 6.1, less

                           (ii) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such payments;

                  exceeds

                  (b)      the difference between

                           (i) the present value of all payments to which Executive is entitled under Article 4 of this Agreement calculated as if the limitation of paragraph 6.1 applies, less

                           (ii) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such reduced payments.

Present values will be determined using the interest rate specified in section 280G of the Code and will be the present values as of the date on which Executive's employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

To illustrate, an "excess parachute payment" is the difference between the executive's average salary for the past five years and the parachute payment; provided, however, that the parachute payment must be at least equal to three times the executive's annual base salary before it is considered an "excess parachute payment." For example, if an executive had an average base salary for the past five years of $100,000.00 and receives a parachute payment of $299,000.00, no excise tax is due. If the parachute payment is $301,000.00, excise tax is due on the entire $201,000.00 difference.

         6.3 (a) Whether payments to the Executive are to be reduced pursuant to paragraph 6.1, and the extent to which they are to be so reduced, will be determined by the Executive.


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                  (b) If a reduction is made pursuant to paragraph 6.1,
Executive will have the right to determine the payments and benefits that will be reduced.

                              ARTICLE VII. EXPENSES

         If Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, or in the event of actions instituted as contemplated by paragraph
4.5 above, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Executive as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel.

                       ARTICLE VIII. MERGER OR ACQUISITION

         8.1 If the Company is at any time before or after a Change of Control merged with or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the corporation or other entity resulting from such merger or consolidation, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of the Company under this Agreement. In any event, however, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Article 7 will apply in the event of any subsequent merger or consolidation or transfer of assets.

         8.2 In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement that may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

         8.3 In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.


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                             ARTICLE IX. WITHHOLDING

         All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

                              ARTICLE X. AMENDMENT

         No amendment, change or modification of this Agreement may be made except in writing, signed by both parties.

                               ARTICLE XI. GENERAL

         11.1 The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors.

         11.2 The validity, interpretation and effect of this Agreement shall be governed by the laws of Colorado.

         11.3 No right or interest to or in any payments shall be assignable by Executive, provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

         11.4 No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         11.5 This Agreement does not supersede any other employment or severance agreements Executive has with the Company, including, but not limited to, the employment agreement attached hereto as Exhibit A (the "EMPLOYMENT AGREEMENT"), any proprietary information agreement, or non-competition agreement. Any payment made to Executive under the Employment Agreement shall be deducted from amounts due and payable to Executive under this Agreement; provided, however, that Executive shall not be liable for any amounts, either under Article V herein or otherwise, in the event the amount paid under the Employment Agreement exceeds the amount due under this Agreement.


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         11.6 This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understanding, agreements or representations by or among th parties, written or oral, which may have related to the subject matter hereof in any way, except as discussed in paragraph 11.6 above.

         11.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, the Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                      DYNAMIC MATERIALS CORPORATION,
                                      a Delaware corporation
ATTEST:

___________________________           By:______________________________________
                                      Name:____________________________________
                                      Its:_____________________________________


                                      EXECUTIVE
ATTEST:

__________________________            _________________________________________
                                      Richard A. Santa